EXHIBIT 99.1

PRESS RELEASE
January 24, 2006
For Immediate Release

For Further Information Contact:	Michael W. Dosland President and Chief Executive Officer First Federal Bankshares, Inc. 329 Pierce Street, P.O. Box 897 Sioux City, IA 51102 712.277.0222

FIRST FEDERAL BANKSHARES, INC. ANNOUNCES EARNINGS AND
DECLARES DIVIDEND

Sioux City, Iowa. First Federal Bankshares, Inc. (the “Company”) (Nasdaq National Market - “FFSX”) reported net earnings of $998,000, or basic and diluted earnings per share of $0.29 each, for the three months ended December 31, 2005. The Company reported net earnings of $986,000, or basic and diluted earnings per share of $0.28 and $0.27, respectively, for the three months ended December 31, 2004. Net earnings totaled $1.8 million, or basic and diluted earnings per share of $0.53 and $0.52, respectively for the six months ended December 31, 2005 and $3.1 million, or basic and diluted earnings per share of $0.87 and $0.85, respectively, for the six months ended December 31, 2004. During the six months ended December 31, 2004 a gain of $1.4 million, net of tax effect, or basic and diluted earnings per share of $0.38 and $0.37, respectively, from the sale of two bank branch offices favorably impacted the Company’s net earnings.

Discussion of Operating Results for the Three Months ended December 31, 2005

Net interest income before provision for loan losses increased by $94,000, or 2.2%, to $4.4 million for the three months ended December 31, 2005 from $4.3 million for the three months ended December 31, 2004. The increase in net interest income was primarily due to an increase in the average balance of interest-earning assets. The average balance of interest-earning assets increased by $16.1 million for the three months ended December 31, 2005 while the average balance of interest-bearing liabilities increased by only $9.7 million. Partly offsetting the increase in net interest income due to the increase in the average balance of interest-earning assets was a decrease in the net yield on interest-earning assets. The net yield on interest-earning assets decreased by 4 basis points to 3.35% for the three months ended December 31, 2005 from 3.39% for the three months ended December 31, 2004 as the cost of interest-bearing liabilities increased more rapidly than the yield on interest-earning assets.

Provision for loan loss expense increased to $510,000 for the three months ended December 31, 2005 from $105,000 for the three months ended December 31, 2004 partly due to the charge-off of two commercial credits during the current-year period. In addition, an increase of $14.6 million in outstanding loan balances at December 31, 2005 as compared to September 30, 2005 resulted in additional loss allowances for non-classified loans under the Company’s periodic method of establishing and evaluating loan loss allowances. Due to the increase in provision for loan loss expense, net interest income after provision for loan losses decreased by $311,000, or 7.5%, to $3.8 million for the three months ended December 31, 2005 from $4.2 million for the three months ended December 31, 2004.

Noninterest income decreased by $82,000, or 4.4%, to $1.8 million for the three months ended December 31, 2005 from $1.9 million for the three months ended December 31, 2004. Service charges on deposit accounts and loans decreased by $149,000 and $30,000, respectively, and income from the sale of non-insured products decreased by $72,000 for the three months ended December 31, 2005 as compared to the three months ended December 31, 2004. These decreases were partly offset by a gain on the sale of securities for the three months ended December 31, 2005 that totaled $203,000. The decrease in service charges on deposit accounts was primarily due to a decrease in transaction accounts subject to such service charges that resulted partly from the bank branch office sales in September 2004 that are discussed further in the discussion of operating results for the six-month periods below.

Noninterest expense decreased by $342,000, or 7.4%, to $4.3 million for the three months ended December 31, 2005 from $4.6 million for the three months ended December 31, 2004. Compensation and benefits expense decreased by $166,000, or 6.3%, as the number of full-time-equivalent employees decreased by 10, or 5.0%, to 189 at December 31, 2005 from 199 at December 31, 2004. In addition, other noninterest expense for the prior-year period ended December 31, 2004 was inflated due to a loss on real estate owned totaling $94,000 and a charge of $68,000 for a credit life insurance settlement.

Income before income taxes decreased by $51,000, or 3.6%, and totaled $1.4 million for each of the three months ended December 31, 2005 and 2004. Income tax expense totaled $367,000, or an effective tax rate of 26.9%, and $430,000, or an effective tax rate of 30.4%, for the three months ended December 31, 2005 and 2004, respectively. The effective tax rate decreased for the current-year period primarily because tax-exempt income comprised a larger percentage of pre-tax income for the three months ended December 31, 2005 than for the three months ended December 31, 2004. The increase in tax-exempt income was due to an increase in the balance of tax-exempt loans and the resulting increase in tax-exempt interest income during the current year period.

Discussion of Operating Results for the Six Months ended December 31, 2005

Net interest income before provision for loan losses decreased by $108,000, or 1.3%, to $8.5 million for the six months ended December 31, 2005 from $8.6 million for the six months ended December 31, 2004. The decrease in net interest income was primarily due to a decrease in the interest rate spread as the cost of interest-bearing liabilities increased more rapidly than the yield on interest-earning assets. The cost of interest-bearing deposits increased by 81 basis points to 2.63% for the six months ended December 31, 2005 from 1.82% for the six months ended December 31, 2004 primarily due to increases in market interest rates as the Federal Reserve continued its “measured pace” of interest rate increases. The yield on interest-earning assets increased by 50 basis points to 5.92% for the six months ended December 31, 2005 from 5.42% for the six months ended December 31, 2004.

Provision for loan loss expense decreased by $115,000, or 13.3%, to $750,000 for the six months ended December 31, 2005 from $865,000 for the six months ended December 31, 2004. The decrease in provision for loan loss expense more than offset the decrease in net interest income before provision for loan losses resulting in a $7,000 increase in net interest income after provision for loan loss expense for the six months ended December 31, 2005 as compared to the six months ended December 31, 2004.

Noninterest income decreased by $2.6 million, or 43.8%, to $3.3 million for the six months ended December 31, 2005 from $5.9 million for the six months ended December 31, 2004. The decrease in noninterest income was primarily due to a prior-year pre-tax gain of $2.2 million on the sale of two northwest Iowa branch offices that was completed in September 2004. Service charges on deposit accounts decreased by $309,000 for the six months ended December 31, 2005 as compared to the six months ended December 31, 2004 due to a decrease in transaction accounts subject to such service charges that resulted partly from the branch office sale in 2004.

Noninterest expense decreased by $399,000, or 4.5%, to $8.6 million for the six months ended December 31, 2005 from $9.0 million for the six months ended December 31, 2004. Compensation and benefits expense decreased by $218,000, or 4.2%, for the six months ended December 31, 2005 as compared to the six months ended December 31, 2004 due to the decrease in the number of full-time-equivalent employees as mentioned in the three-month discussion. Other noninterest expense for the prior-year period ended December 31, 2004 was inflated due to a loss on real estate owned totaling $94,000 and a charge of $68,000 for a credit life insurance settlement. In addition, fees to a third-party vendor for support services related to retail deposit account programs decreased by approximately $70,000 for the six months ended December 31, 2005 as the contract expired and was not renewed.

Income before income taxes decreased by $2.2 million, or 46.2%, to $2.5 million for the six months ended December 31, 2005 from $4.7 million for the six months ended December 31, 2004 primarily due to the decrease in noninterest income between the two periods as a result of the bank branch office sales previously mentioned in the discussion of noninterest income. Income tax expense totaled $711,000, or an effective tax rate of 28.1%, and $1.6 million, or an effective tax rate of 33.3%, for the six months ended December 31, 2005 and 2004, respectively. The effective tax rate decreased for the current-year period primarily because tax-exempt income comprised a larger percentage of pre-tax income for the six months ended December 31, 2005 than for the six months ended December 31, 2004. The increase in tax-exempt income was due to an increase in the balance of tax-exempt loans and the resulting increase in tax-exempt interest income during the current year period.

Dividend

On January 19, 2006, the Company’s Board of Directors declared a quarterly dividend of $0.10 per share, the same as that distributed last quarter. The dividend is payable on February 28, 2006 to stockholders of record on February 14, 2006.

Other Information

Assets totaled $587.5 million and $571.4 million, respectively, at December 31, 2005 and 2004. Book value per share increased to $20.06 at December 31, 2005 from $19.69 at December 31, 2004. Stockholders’ equity to total assets was 11.64% and 12.56%, respectively, at December 31, 2005 and 2004. The Company had 3,408,863 shares outstanding at December 31, 2005.

The Company’s common stock is traded on the NASDAQ National Market under the symbol FFSX. The Company is headquartered in Sioux City, Iowa. The Bank operates eight offices in northwest Iowa, an office in South Sioux City, Nebraska, and six offices in central Iowa.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

FIRST FEDERAL BANKSHARES, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	December 31,	June 30,	December 31,
	2005	2005	2004
ASSETS	(Dollars in thousands)
Cash and cash equivalents	13,842	31,336	13,904
Securities available-for-sale	44,144	49,978	54,851
Securities held-to-maturity	15,063	18,197	19,385
Loans receivable, net	459,833	433,634	427,732
Office property and equipment, net	12,815	13,109	12,898
Federal Home Loan Bank stock, at cost	5,690	5,762	5,957
Accrued interest receivable	2,538	2,293	2,232
Goodwill	18,417	18,417	18,417
Other assets	15,187	14,087	15,985
Total assets	$587,529	$586,813	$571,361

LIABILITIES
Deposits	413,341	407,563	388,058
Advances from FHLB and other borrowings	101,103	104,564	106,892
Advance payments by borrowers for taxes and insurance	965	953	913
Accrued interest payable	1,464	1,312	939
Accrued expenses and other liabilities	2,286	2,126	2,659
Total liabilities	519,159	516,518	499,461

STOCKHOLDERS' EQUITY
Common stock, $.01 par value	50	50	50
Additional paid-in capital	38,035	37,761	37,581
Retained earnings, substantially restricted	56,167	55,029	54,663
Treasury stock, at cost - 1,587,266, 1,428,826 and
1,317,188 shares, respectively, at December 31, 2005,
June 30, 2005 and December 31, 2004	(24,908)	(21,748)	(19,398)
Accumulated other comprehensive income	(120)	159	141
Unearned ESOP	(849)	(914)	(980)
Unearned RRP	(5)	(42)	(157)
Total stockholders' equity	68,370	70,295	71,900
Total liabilities and stockholders' equity	$587,529	$586,813	$571,361

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
	Three months ended		Six months ended
	December 31,		December 31,
	2005	2004	2005	2004
	(Dollars in thousands)
Total interest income	$8,011	$7,044	$15,595	$14,307
Total interest expense	3,656	2,783	7,065	5,669
Net interest income	4,355	4,261	8,530	8,638
Less: provision for loan losses	510	105	750	865
Net interest income after provision	3,845	4,156	7,780	7,773
Noninterest income	1,780	1,862	3,310	5,893
Noninterest expense	4,260	4,602	8,556	8,956
Income before income taxes	1,365	1,416	2,534	4,710
Taxes on income	367	430	711	1,567
Net income	$998	$986	$1,823	$3,143

FIRST FEDERAL BANKSHARES, INC and SUBSIDIARIES
FINANCIAL HIGHLIGHTS (unaudited)

	At or for the three months		At or for the six months
	ended December 31,		ended December 31,
Financial condition data:	2005	2004	2005	2004
	(Dollars in thousands, except per share amounts)
Average interest-earning assets	$526,952	$510,883	$526,880	$528,472
Average interest-bearing liabilities	$463,439	$453,730	$463,290	$472,396
Average interest-earning assets to
average interest-bearing liabilities	113.70%	112.60%	113.73%	111.87%
Non-performing loans	$3,876	$3,975	$3,876	$3,975
Non-performing loans to total loans	0.83%	0.92%	0.83%	0.92%
Non-performing assets	$4,171	$4,913	$4,171	$4,913
Non-performing assets to total assets	0.71%	0.86%	0.71%	0.86%
Allowance for loan losses	$5,572	$4,925	$5,572	$4,925
Allowance for loan losses to total loans	1.20%	1.14%	1.20%	1.14%
Shareholders' equity to assets	11.64%	12.56%	11.64%	12.56%

Selected operating data: (1)
Return on average assets	0.69%	0.69%	0.62%	1.06%
Return on average equity (2)	5.65%	5.43%	5.12%	8.67%
Net interest rate spread	2.95%	3.09%	2.90%	3.04%
Net yield on average interest-earning
assets (3)	3.35%	3.39%	3.29%	3.32%
Efficiency ratio (4)	71.78%	75.26%	73.69%	71.62%
(1) Annualized except for efficiency ratio.
(2) Net income divided by average equity capital excluding average unrealized gains on available-for-sale securities.
(3) Net interest income, tax-effected, divided by average interest-earning assets.
(4) Noninterest expense, excluding minority interest, divided by net interest income before provision for loan losses plus noninterest income, less gain (loss) on sale of other real estate owned, less gain (loss) on sale of investments, less gain (loss) on sale of fixed assets.

Per share data:
Earnings per share:
Basic	$0.29	$0.28	$0.53	$0.87
Diluted	$0.29	$0.27	$0.52	$0.85
Book value per share	$20.06	$19.69	$20.06	$19.69
Market price per share:
High for the period	$20.75	$24.00	$20.75	$24.00
Low for the period	$17.30	$22.39	$17.30	$20.00
Close at end of period	$19.45	$22.80	$19.45	$22.80
Cash dividends declared per share	$0.10	$0.10	$0.20	$0.20
Weighted-average common shares outstanding:
Basic	3,408,742	3,567,109	3,427,934	3,610,183
Diluted	3,459,570	3,640,751	3,478,862	3,690,135

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